Exhibit 99.1

NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
	Chief Financial Officer	Wade Huckabee (310) 279-5971; whuckabee@pondel.com
(949) 646-2175
VOLCOM REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS
— Revenues Increase 47.1% to $35.9 million; Operating Income Increases 41.2% to $7.6 million —
COSTA MESA, CA – August 8, 2005 – Volcom, Inc. (NASDAQ: VLCM) today announced that for the second quarter ended June 30, 2005 total revenues increased 47.1% to $35.9 million, compared with $24.4 million in the second quarter of 2004. Gross profit as a percentage of total revenues increased 2.2% to 52.1% for the second quarter of 2005 from 49.9% in the second quarter of 2004.
Operating income for the second quarter of 2005, which was reduced by a $1.0 million charge relating to a one-time payment for the settlement of litigation, increased 41.2% to $7.6 million, compared with $5.4 million for the second quarter of 2004. Operating income as a percentage of total revenues decreased 0.9% to 21.3% for the second quarter of 2005 from 22.2% in the second quarter of 2004. Excluding the effect of the $1.0 million settlement cost, operating income would have been 24.1% of total revenues for the second quarter of 2005.
In connection with the completion of its initial public offering, the company changed its tax status from an S corporation to a C corporation. As a result, the company recorded a provision for income taxes for the second quarter of 2005 using a 44.1% tax rate, which reflects the rate necessary to bring the year-to-date provision for income taxes in line with the company’s estimated annual effective tax rate of 24.7%. The 44.1% tax rate for the second quarter of 2005 compares to a 1.5% tax rate for the second quarter of 2004 when the company was treated as an S corporation. The provision for income taxes for the second quarter of 2005 also includes a tax benefit of $0.4 million related to the net deferred tax assets recorded by the company in connection with the change in tax status. Reflecting this change in tax status, net income for the second quarter of 2005 decreased to $4.6 million, or $0.24 per diluted share, compared with net income of $5.1 million, or $0.26 per diluted share, in the second quarter of 2004.

Richard Woolcott, Volcom’s president and chief executive officer said, “We are very pleased with our second quarter performance. Our financial results for the quarter reflect strong sales and continued industry-leading gross and operating margins.” Woolcott added, “We believe that the completion of our initial public offering provides the resources to help fuel future growth and create additional value for our stockholders. We plan to continue developing our infrastructure in Europe, increase our marketing and advertising efforts and enhance and deploy additional in-store marketing displays for our retailers.”
2005 Outlook
During the first half of 2005, the company’s quarter to quarter growth rate was positively affected by one of its large retailers increasing the distribution of the company’s products beginning in the second half of 2004. Based on the first half of 2005 results and current visibility on the balance of the year, the company currently anticipates total revenue growth for the second half of 2005 compared with the second half of 2004 to be between 25% and 30% and full year revenue growth for 2005 compared to 2004 to be between 34% and 37%.
In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future revenue growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of trade safeguards with China.
Recent Initial Public Offering
On July 6, 2005, Volcom completed its initial public offering of 4,687,500 shares of common stock at a price of $19.00 per share and the simultaneous close of the underwriters’ over-allotment option to purchase an additional 703,125 shares of common stock at the initial public offering price. Volcom sold 4,187,500 shares in the offering and 453,125 shares pursuant to the underwriters’ over-allotment option. Certain selling stockholders of Volcom sold the remaining 500,000 shares in the offering and 250,000 shares pursuant to the underwriters’ over-allotment option. Upon the closing of the offering, the company received net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $80.4 million, of which the company used $20.0 million to distribute its estimated undistributed S corporation earnings to its stockholders of record prior to the initial public offering. While the $20.0 million liability for the distribution is reflected on the company’s balance sheet at June 30, 2005, the net proceeds from the offering are not reflected on the balance sheet because the offering closed after the completion of the second quarter. The company anticipates the total shares outstanding at September 30, 2005 will be approximately 24.2 million, which includes shares issued in the initial public offering.

Non-GAAP Financial Measures
This release makes reference to operating income excluding the effect of a one-time payment to settle litigation. The company believes that use of this financial reference allows management and investors to evaluate and compare the company’s operating results in a more meaningful and consistent manner.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance, outlook for future business, financial performance, customer demand, growth and profitability all constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, changes in fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our final prospectus relating to our initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

VOLCOM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Product revenues	$35,478	$23,985	$66,163	$44,576
Licensing revenues	375	388	1,381	1,028

Total revenues	35,853	24,373	67,544	45,604
Cost of goods sold	17,156	12,207	32,440	23,031

Gross profit	18,697	12,166	35,104	22,573
Selling, general and administrative expenses	11,057	6,755	21,420	14,333

Operating income	7,640	5,411	13,684	8,240
Other (expense) income:
Interest expense, net	—	(2)	(2)	(4)
Dividend income from cost method investee	11	—	11	—
Foreign currency gain loss	(93)	(78)	(117)	(70)

Total other (expense) income	(82)	(80)	(108)	(74)

Income before provision for income taxes	7,558	5,331	13,576	8,166
Provision for income taxes	2,926	84	3,015	132

Net income before equity in earnings (loss) of investee	4,632	5,247	10,561	8,034
Equity in earnings (loss) of investee	—	(131)	331	232

Net income	$4,632	$5,116	$10,892	$8,266

Net income per share:
Basic	$0.24	$0.27	$0.57	$0.43
Diluted	$0.24	$0.26	$0.56	$0.42
Weighted average shares outstanding:
Basic	19,174,912	19,170,705	19,172,809	19,113,048
Diluted	19,390,558	19,534,522	19,463,261	19,533,337
Pro forma net income data:
Income before provision for income taxes, as reported	$7,558	$5,331	$13,576	$8,166
Pro forma provision for income taxes	3,080	2,119	5,667	3,422

Pro forma net income before equity in earnings (loss) of investee	4,478	3,212	7,909	4,744
Equity in earnings (loss) of investee	—	(131)	331	232

Pro forma net income	$4,478	$3,081	$8,240	$4,976

Pro forma net income per share:
Basic	$0.23	$0.16	$0.43	$0.26
Diluted	$0.23	$0.16	$0.42	$0.25
Pro forma weighted average shares outstanding:
Basic	19,174,912	19,170,705	19,172,809	19,113,048
Diluted	19,390,558	19,534,522	19,463,261	19,533,337

VOLCOM, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$—	$10,359
Accounts receivable — net of allowances	21,644	16,680
Inventories	11,763	5,620
Prepaid expenses and other current assets	2,391	483
Deferred income taxes	540	9

Total current assets	36,338	33,151

Property and equipment — net	3,426	1,063
Investments in unconsolidated investees	298	1,627
Other assets	100	45

Total assets	$40,162	$35,886

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,537	$4,893
Accrued expenses and other current liabilities	5,726	1,132
Income taxes payable	408	—
Distributions payable to stockholders	20,000	—
Current portion of capital lease obligations.	73	85

Total current liabilities	35,744	6,110

Long-term capital lease obligations	220	256
Deferred income taxes	121	18
Stockholders’ equity:
Common stock	20	19
Additional paid-in capital	4,236	1,081
Retained earnings	(179)	28,133
Other comprehensive income	—	269

Total stockholders’ equity	4,077	29,502

Total liabilities and stockholders’ equity	$40,162	$35,886

VOLCOM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$10,892	$8,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257	142
Equity in earnings of investee	(331)	(232)
Provision for doubtful accounts	113	67
Tax benefits related to exercise of stock options	2,833	—
Stock-based compensation	123	15
Deferred income taxes	(428)	2
Changes in operating assets and liabilities:
Accounts receivable	(5,077)	(5,239)
Inventories	(6,143)	(2,220)
Prepaid expenses and other current assets	(1,908)	3
Other assets	(55)	—
Accounts payable	4,644	2,676
Accrued expenses	4,594	906
Income taxes payable	408	(27)

Net cash provided by operating activities	9,922	4,359

Cash flows from investing activities:
Purchase of property and equipment	(2,620)	(279)
Proceeds from sale of equity method investee	1,391	—
Purchase of additional shares in cost method investee	—	(261)

Net cash used in investing activities	(1,229)	(540)

Cash flows from financing activities:
Principal payments capital lease obligations	(48)	(28)
Proceeds from exercise of stock options	200	5
Distributions	(19,204)	(6,869)

Net cash used in financing activities	(19,052)	(6,892)

Net decrease in cash and cash equivalents	(10,359)	(3,073)
Cash and cash equivalents — Beginning of period	10,359	5,079

Cash and cash equivalents — End of period	$—	$2,006